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                                                                    Exhibit 21.1

                        SUBSIDIARIES OF BBMF CORPORATION

1. BBMF Corporation directly owns 100% of BBMF Group Inc., a company organized under the laws of the British Virgin Islands;

2. BBMF Group Inc., a company organized under the laws of the British Virgin Islands, directly owns three subsidiaries in the following proportions:

      - 100% of BBMF China Inc., a company organized under the laws of the British Virgin Islands;

      -     100% of BBMF KK, a Japanese Kabushiki Kaisha; and

      -     98% of Kesrich (Hong Kong) Limited, a Hong Kong corporation.

3. BBMF China Inc. directly owns 100% of Nanjing BBMF Information Technology Co. Ltd., a wholly-foreign owned enterprise organized under the laws of the People's Republic of China.